[COLLINS & AIKMAN LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE
MAY 15, 2003

CONTACT: J. MICHAEL STEPP                          ROBERT A. KRAUSE
         VICE CHAIRMAN & CFO                       VICE PRESIDENT & TREASURER
         (248) 824-1520                            (248) 733-4355
         MIKE.STEPP@COLAIK.COM                     ROBERT.KRAUSE@COLAIK.COM


             COLLINS & AIKMAN ANNOUNCES MIXED FIRST QUARTER RESULTS

TROY, Mich. - Collins & Aikman Corporation (C&A) (NYSE:CKC) today announced mixed results for its first quarter--with record sales and significant future year new business wins accompanied by a disappointing decline in profitability. According to Jerry Mosingo, C&A President and CEO, "First quarter 2003 sales of $1.035 billion represented an increase of $120 million or 13 percent over 2002 first quarter sales of $915 million." This increase was attributable to new program launches, increased content per vehicle, favorable foreign exchange translation and sales from 2003 acquisitions.

"However, we were very disappointed in our conversion of revenues to profits," Mosingo continued. "The vast majority of our 85 plants worldwide are performing well and meeting their budgets. Some of our top plants are continuing to perform extremely well. But we have a dozen plants that are generating operating losses from operations and are dragging down our overall financial performance. Our top management team is focused on fixing the underperforming operations."

The company reported first quarter 2003 operating income of $17.4 million, a net loss from continuing operations of $28.7 million or 34 cents per share, and EBITDA of $50.8 million. These results compared to operating income in the first quarter of 2002 of $54.4 million, a net loss from continuing operations of $6.7 million or 10 cents per share, and EBITDA of $84.9 million. The first quarter 2003 results include $18.1 million in charges for the impairment of long-lived assets and the first quarter 2002 results include $9.1 million of restructuring charges.

In addressing the decline in first quarter operating income, Mosingo cited significant development spending increases for future programs as a contributing factor, but he stated that the primary driver was poor performance at a dozen facilities that account for about 11 percent of C&A's worldwide sales. "Some of these plants have been hit with volume declines, some



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have cost issues, some have unresolved price adjustments for engineering changes, and some are simply not being managed well enough," Mosingo said. "We are implementing specific action plans for improvement at each plant. Cross-functional teams have been assigned to these operations in order to facilitate operating improvements. One by one, we'll get each of these problem plants fixed."

Weak current period operating results contrasted sharply with major strides in new bookings and favorable OEM response to C&A's growth strategy. "Customers are reacting well to our total interior design, engineering and manufacturing capabilities," Mosingo said. "We achieved significant gains in revenue this quarter, and we continue to win major customer awards and significant new business. This quarter we won more than $400 million in annual new business that will start in 2005. We are also extremely proud that the `2002 Corporation of the Year' Award we won from General Motors is GM's highest accolade and is given to only one supplier."

Collins & Aikman completed two acquisitions during the first quarter of 2003, as previously disclosed. The company acquired a plastic injection molding plant in Logrono, Spain from Delphi Corp. for 15 million Euros. It also acquired the remaining 50 percent of an Italian automotive joint venture from Textron for $15 million. This terminated a $28 million put option by Textron that was exercisable in December 2004.

Primarily due to the acquisitions, C&A's net debt, including outstandings under an off-balance sheet accounts receivable facility, increased by $31.4 million during the first quarter of 2003. C&A had $32.3 million of cash on hand at March 31, 2003 and available commitments under its senior credit and receivables facilities of approximately $100 million. The company also announced that it had amended its credit agreement to provide for additional flexibility under its covenants.

The first quarter 2003 impairment of long-lived assets included a $10.4 million write-off of a non-compete agreement and a $7.7 million non-cash write-down of fixed assets related to the initial 50 percent interest acquired from Textron in the Italian joint venture.

EBITDA Discussion

EBITDA was $50.8 million for the first quarter of 2003. On a comparable basis, EBITDA for the first quarter of 2002 was $84.9 million. The first quarter 2003 EBITDA calculations include $18.1 million in charges for the impairment of long-lived assets and the first quarter 2002



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EBITDA calculations included $9.1 million of restructuring charges. A reconciliation of our EBITDA, a non-GAAP financial measure, to U.S. GAAP operating income, our most comparable GAAP figure, is set out in the attached EBITDA reconciliation schedule. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

First Quarter 2003 Business Wins

During the first quarter 2003, Collins & Aikman continued to see results from its "One Company" approach by receiving new program awards on vehicles across multiple product categories. These awards represented more than $400 million in annualized revenues beginning in model year 2005. This new business reaffirms C&A's net new business forecast of over $1.6 billion in 2005 versus 2001 pro-forma sales levels.

Within the North American market, Collins & Aikman will continue to be a key supplier on DaimlerChrysler's high-volume minivans. C&A was awarded $25 million of annualized business to produce the flooring and seat fabric on the 2004 replacement vehicles for the Voyager, Caravan and Town and Country models.

On an undisclosed, high volume vehicle platform, C&A was awarded the instrument panels ("I/P"), door panels, carpet and acoustics. This award represents annualized revenues of approximately $115 million. C&A received this business based on the ability to deliver craftsmanship combined with industry leading NVH acoustic technology.

In addition, on another undisclosed vehicle platform, C&A was awarded the I/P, cockpit assembly and floor console on two new vehicles, which will be introduced in model year 2005. This award represents approximately $190 million in annualized revenue.

Additionally, the company was awarded several other contracts to supply I/P, cockpit assemblies, door panels, floor consoles, garnish trim and carpet and acoustics on various programs with projected revenues of more than $70 million.


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Also during the quarter, Collins & Aikman entered into a strategic joint venture with Hyundai MOBIS to produce instrument panels on the 2005 Sonata. This vehicle, which will be produced in Montgomery, Alabama, beginning in 2005, will be Hyundai's first production vehicle manufactured in North America.

"We are pleased that our customers are recognizing the value C&A brings into the interiors segment," Mosingo emphasized. "We are continuing to focus on adding new technology to our product offerings and are successfully introducing these products to our customers."

Customer Recognition Awards

Collins & Aikman was designated as GM's 2002 Corporation of the Year, for superior performance in quality, service, technology and cost across all of the product lines that the company supplies to General Motors. In addition, Collins & Aikman was recognized as a GM Supplier of the Year for its overall business performance in providing GM with quality parts and services. Award-winners are selected by a global team of GM executives from purchasing, engineering, manufacturing and logistics who base their decisions on supplier performance in quality, service, technology and price.

During the quarter, Collins & Aikman received both the Honda Quality Performance Award and the Environmental Recognition Award from Honda of America. The Honda Quality Performance Award is based on best performance in commodity class, continuous improvement, 100 percent on time delivery and performing at or below index target, including seven months with zero index points and dedication toward the achievement of quality for April 2001 to March 2002.

The Honda Environmental Award was presented to the company for exhibiting pollution prevention and control technology, conducting a program to conserve all natural resources and reduce energy consumption in a manner that can be measured for overall trend analysis for improvement and demonstrating and excelling in the community at large in the effort to conserve and preserve the environment through education, example and leadership.

Collins & Aikman also received a Certificate of Achievement Award from Toyota for value improvement in recognition of C&A's status as a valued supplier and partner. Only 10 percent to 15 percent of all suppliers earn this recognition from Toyota.


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2003 Outlook

Based on its current run rate of performance, the company is updating its guidance estimates for 2003 results. The company estimates that its net sales for the year will be $3.9 billion to $4.0 billion. We expect operating income to be in the $135 million to $145 million range for 2003. EBITDA (operating income plus depreciation and amortization) is expected to be in the $265 million to $280 million range. (These estimates are net of the first quarter impairment charges of $18.1 million and restructuring charges for the balance of the year of $3 million to $5 million). The company anticipates that full year 2003 will result in a loss per common share of $0.60 to $0.70. Capital spending is expected to be in the $135 million to $145 million range for 2003.

The company will hold a briefing with automotive institutional investors and security analysts, news media representatives and other interested parties at 10:30 a.m. EDT today to discuss its first quarter results and other matters. To participate by phone, please dial (877) 692-2588 or (973) 582-2749 (from international locations). The briefing will also be audio webcast, on our website at: www.collinsaikman.com/investor/confcalls.html. A slide presentation will also be used in conjunction with this teleconference and will be available by 10:15 a.m. EDT on the company's website. Copies are also available by contacting the company's investor relations department at (248) 824-1531.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. The company's operations span the globe through 15 countries, more than 100 facilities and over 25,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the company is a supplier, changes in the popularity of particular car models, labor disputes involving the company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the company and its subsidiaries, limitations imposed by the company's debt facilities, charges made in connection with the integration of operations acquired by the company, the implementation of the reorganization plan, risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the company's Securities and Exchange Commission filings.


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                          COLLINS & AIKMAN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
--------------------------------------------------------------------------------


                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                          ---------------------
                                                             2003         2002
                                                          ---------     -------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)

Net sales                                                 $ 1,035.1     $ 914.8

Cost of goods sold                                            928.1       783.7
                                                          ---------     -------
Gross profit                                                  107.0       131.1

Selling, general and administrative expenses                   71.5        67.6
Restructuring charges                                             -         9.1
Impairment of long-lived assets                                18.1           -
                                                          ---------     -------
Operating income                                               17.4        54.4

Net interest expense (1)                                      (37.4)      (38.4)

Subsidiary preferred stock dividends                           (6.5)       (9.3)
Subsidiary preferred stock accretion                           (2.1)       (1.9)
Other income (expense), net                                     1.0        (4.6)
                                                          ---------     -------

(Loss) income from continuing operations
   before income taxes                                        (27.6)        0.2

Income tax expense                                             (1.1)       (6.9)
                                                          ---------     -------

Loss from continuing operations                               (28.7)       (6.7)

Cumulative effect of change in accounting
     principle                                                    -       (11.7)

                                                          ---------     -------
Net loss                                                  $   (28.7)    $ (18.4)
                                                          =========     =======


Net loss per basic and diluted common share data:
        Continuing operations                             $   (0.34)    $ (0.10)
        Change in accounting principle                            -       (0.17)
                                                          ---------     -------
        Total                                             $   (0.34)    $ (0.27)
                                                          =========     =======

Basic and diluted shares outstanding                           83.6        67.2
                                                          =========     =======


(1) Includes loss on sale of receivables.



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                                COLLINS & AIKMAN
                      CONDENSED CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------


                                                             MARCH 31,      DECEMBER 31,
                                                               2003            2002
                                                             --------        --------
                                                            (UNAUDITED)
                                                                   (IN MILLIONS)
                                   ASSETS

Current assets:
     Cash and equivalents                                    $   32.3        $   81.3
     Accounts and other receivables, net                        408.4           373.0
     Inventories                                                174.8           171.6
     Other
                                                                192.5           177.4
                                                             --------        --------
Total current assets                                            808.0           803.3

Property, plant and equipment, net                              749.3           737.8
Deferred tax assets                                             167.6           165.0
Goodwill and other intangible assets, net                     1,365.1         1,350.8
Other assets                                                    105.9           100.2
                                                             --------        --------
Total assets                                                 $3,195.9        $3,157.1
                                                             ========        ========


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short-term borrowings                                   $    4.0        $   10.5
     Current maturities of long-term debt                        24.3            23.5
     Accounts payable                                           628.2           580.5
     Accrued expenses                                           341.4           314.9
                                                             --------        --------
Total current liabilities                                       997.9           929.4

Long-term debt and lease obligations                          1,248.3         1,255.2
Other, including pensions and post-retirement
     obligations                                                428.1           438.4
Minority interest                                                 8.0            12.7
Mandatorily redeemable preferred stock of subsidiary            132.5           123.9

Stockholders' equity                                            381.1           397.5
                                                             --------        --------
Total liabilities and stockholders' equity                   $3,195.9        $3,157.1
                                                             ========        ========





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                                COLLINS & AIKMAN
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

--------------------------------------------------------------------------------

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 2003     2002
                                                                ------   ------
                                                                 (IN MILLIONS)
Operating activities
     Net loss                                                   $(28.7)  $(18.4)
     Depreciation and amortization                                33.4     30.5
     Impairment of long-lived assets                              18.1        -
     Changes in working capital                                    0.5     35.5
     Other                                                         6.0     26.6
                                                                 -----    -----

Net cash flow provided by operating activities                    29.3     74.2

Investing activities
     Capital expenditures                                        (35.4)   (27.4)
     Sales of property, plant and equipment                        3.1        -
     Acquisitions and investments in joint
          venture, net of cash acquired                          (33.0)   (22.6)

Financing activities
     Net decrease in long-term debt and short-term borrowings    (13.0)    (6.0)
                                                                 -----    -----

Increase (decrease) in cash and equivalents                      (49.0)    18.2

Cash and equivalents at beginning of period                       81.3     73.9
                                                                 -----    -----

Cash and equivalents at end of period                            $32.3    $92.1
                                                                 =====    =====

--------------------------------------------------------------------------------


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                                COLLINS & AIKMAN
               SUPPLEMENTAL DATA - EBITDA RECONCILIATION SCHEDULE
                                   (unaudited)

--------------------------------------------------------------------------------


                                          THREE MONTHS ENDED
                                               MARCH 31,
                                     ------------------------------
                                         2003             2002
                                     -------------    -------------
                                             (IN MILLIONS)

Operating income                       $  17.4          $   54.4
Depreciation and amortization             33.4              30.5

                                     -------------    -------------
EBITDA                                 $  50.8          $   84.9
                                     =============    =============



This supplemental data presented above is a reconciliation of a certain financial measure which is intended to facilitate analysis of Collins & Aikman Corporation's business and operating performance.


EBITDA is defined as operating income plus depreciation and amortization. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.










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